Exhibit 97
OTIS WORLDWIDE CORPORATION
ERRONEOUSLY AWARDED COMPENSATION RECOVERY POLICY

1.Purpose. This Policy sets forth the terms on which members of the Company Group may recover erroneously awarded compensation to the Company’s executive officers. This Policy is intended to comply with Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual. Each executive officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto pursuant to which such executive officer will agree to be bound by the terms and comply with this Policy.
2.Definitions. Unless the context otherwise requires, the following terms used in this Policy shall have the following meanings:
(a)“Board” means the Board of Directors of the Company.
(b)“Committee” means the Compensation Committee of the Board.
(c)“Company” means Otis Worldwide Corporation, a Delaware corporation.
(d)“Company Group” means the Company, together with each of its direct and indirect subsidiaries.
(e)“Exchange” means the New York Stock Exchange.
(f)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(g)“Existing Policy” means the compensation recovery provisions set forth in Section 14(i) of the Company’s 2020 Long-Term Incentive Plan, including the underlying award documents, and Section 8 of the Company’s Short-Term Incentive Plan, as each may be amended from time to time.
(h)“erroneously awarded compensation” has the meaning set forth in Section 3(c).
(i)“executive officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of members of the Company Group are deemed executive officers of the Company if they perform such policy-making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. An “executive officer” for purposes of this Policy includes at a minimum executive officers identified pursuant to Item 401(b) of SEC Regulation S-K.
(j)“financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures.

(k)“incentive-based compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.
(l)“Policy” means this Otis Worldwide Corporation Erroneously Awarded Compensation Recovery Policy, as in effect from time to time.
(m)“received” has the following meaning: incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
(n)“SEC” means the U.S. Securities and Exchange Commission.
3.Recovery of Erroneously Awarded Compensation. The Company shall, or shall cause one or more members of the Company Group to, recover reasonably promptly the amount of erroneously awarded incentive-based compensation if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(a)Scope of Policy. This Policy shall apply to all incentive-based compensation received by a person:
(i)After beginning service as an executive officer;
(ii)Who served as an executive officer at any time during the performance period for that incentive-based compensation;
(iii)While the Company has a class of securities listed on a national securities exchange or a national securities association; and
(iv)During the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3. In addition to these last three completed fiscal years, this Policy shall apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
(b)Date of Accounting Restatement. The date that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3 is the earlier to occur of:
(i)the date on which the Board, a committee thereof or the Company’s officer(s) authorized to take such action if Board action is not required,

concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3; and
(ii)the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement as described in the first paragraph of this Section 3.
(c)Amount Subject to Recovery. The amount of incentive-based compensation subject to this Policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and shall be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
(d)Impracticability of Recovery. The Company shall, or shall cause one or more other members of the Company Group to, recover erroneously awarded compensation in compliance with this Policy except to the extent that the conditions of clauses (i), (ii) or (iii) below are met, and the Committee (or in the absence thereof, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable.
(i)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company Group shall make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.
(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company Group shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and shall provide such opinion to the Exchange.
(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
(e)Prohibition on Indemnification. No member of the Company Group shall be permitted to indemnify any current or former executive officer against the loss of erroneously awarded compensation.

(f)Method of Recovery. The Committee shall determine, in its sole and exclusive discretion, the method or methods for recovering any erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each executive officer, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the Exchange.
(g)Employment Relationship. The right to recovery under this Policy shall not be interpreted as forming or amending an employment or service contract with the Company or any other member of the Company Group.
4.Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable rules of the SEC. Without limiting the generality of the foregoing, the Company shall file the disclosures set forth below.
(a)Publication of this Policy. The Company shall file a copy of this Policy as an exhibit to its annual report on Form 10-K.
(b)Annual Report Check Mark. The Company shall indicate by check mark on the cover page to its annual report on Form 10-K: (i) whether the financial statements of the Company included in the filing reflect the correction of an error to previously issued financial statements; and (ii) whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation pursuant to this Policy.
(c)Disclosure of Action to Recover Erroneously Awarded Compensation. The Company shall make the disclosures set forth below in proxy or information statements that call for disclosure pursuant to Item 402 of SEC Regulation S-K and its annual report on Form 10-K.
(i)If at any time during or after the last completed fiscal year the Company was required to prepare an accounting restatement that required recovery of erroneously awarded compensation pursuant to this Policy, or there was an outstanding balance as of the end of the last completed fiscal year of erroneously awarded compensation to be recovered from the application of this Policy to a prior restatement, the Company shall provide the following information:
(1)For each restatement:
A.The date on which the Company was required to prepare an accounting restatement;
B.The aggregate dollar amount of erroneously awarded compensation attributable to such accounting restatement, including an analysis of how the amount was calculated;
C.If the financial reporting measure related to a stock price or total shareholder return metric, the estimates that were used in determining the erroneously awarded compensation attributable to such accounting restatement and an explanation of the methodology used for such estimates;

D.The aggregate dollar amount of erroneously awarded compensation that remains outstanding at the end of the last completed fiscal year; and
E.If the aggregate dollar amount of erroneously awarded compensation has not yet been determined, disclosure of this fact, an explanation of the reason(s) and disclosure the information required in the foregoing clauses (B) through (D) in the next filing that is required to include disclosure pursuant to Item 402 of SEC Regulation S-K;
(2)If recovery would be impracticable pursuant to Section 3(d), for each current and former named executive officer and for all other current and former executive officers as a group, disclose the amount of recovery forgone and a brief description of the reason the Company Group decided in each case not to pursue recovery; and
(3)For each current and former named executive officer from whom, as of the end of the last completed fiscal year, erroneously awarded compensation had been outstanding for 180 days or longer since the date the Company Group determined the amount the individual owed, disclose the dollar amount of outstanding erroneously awarded compensation due from each such individual.
(ii)If at any time during or after its last completed fiscal year the Company was required to prepare an accounting restatement, and the Company Group concluded that recovery of erroneously awarded compensation was not required pursuant to this Policy, a brief explanation of why application of this Policy resulted in this conclusion.
5.Administration.
(a)Effective Date. This Policy shall take effect on September 13, 2023 and shall supplement the Existing Policy.
(b)Authority of Committee. This Policy shall be administered and interpreted by the Committee in accordance with Section 303A.14 of the NYSE Listed Company Manual, Section 10D of the Exchange Act and other applicable Federal securities laws and regulations. Except as limited by applicable law, and subject to the provisions of this Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy, and to delegate its authority pursuant to this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy and to amend this Policy, in each case, as it may deem necessary or proper. Subject to Section 3(d), this Policy also may be administered by the Board, and references in this Policy to the “Committee” shall be understood to refer to the full Board.
(c)Decisions Binding. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Company Group. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the

Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company Group and any current or former executive officer affected by such action or inaction.
(d)Policy Not Exclusive. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company Group pursuant to the terms of any other applicable Company Group policy (including the Existing Policy), compensation or benefit plan, agreement or arrangement or other agreement or applicable law; provided, however, that there shall be no duplication of recovery of the same compensation.
(e)Successors. This Policy shall be binding and enforceable against all executive officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

OTIS WORLDWIDE CORPORATION
ERRONEOUSLY AWARDED COMPENSATION RECOVERY POLICY
ACKNOWLEDGMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Otis Worldwide Corporation Erroneously Awarded Compensation Recovery Policy (the "Policy"). By signing below, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group ends. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded compensation (as defined in the Policy) to the Company Group to the extent required by, and in a manner permitted by, the Policy.

                        _______________________________
                        Name:
                        Date:

HIGHLAND HOLDINGS S.À R.L.
ADDENDUM TO
ERRONEOUSLY AWARDED COMPENSATION RECOVERY POLICY OF
OTIS WORLDWIDE CORPORATION

WHEREAS, Highland Holdings S.à r.l., a private limited liability company (Société à responsabilité limitée) with registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, registered with the Trade and Companies Register of Luxembourg under number B237108 (“Subsidiary Issuer”) is a wholly owned subsidiary of Otis Worldwide Corporation (the “Company”) that has issued securities that are listed for trading on the New York Stock Exchange, with Subsidiary Issuer’s payment obligations on such securities fully and unconditionally guaranteed by the Company;

WHEREAS, the Company has previously adopted the Erroneously Awarded Compensation Recovery Policy (the “Policy”); and

WHEREAS, Subsidiary Issuer does not have any employees, does not award compensation to any employees and does not include separate Subsidiary Issuer financial statements in its filings with the Securities and Exchange Commission.

1.Purpose of the Policy. This Policy sets forth the terms on which Subsidiary Issuer may recover erroneously awarded compensation to Subsidiary Issuer’s executive officers. This Policy is intended to comply with Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual.
2.Adoption of the Policy. To the extent required by Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Rule”), Subsidiary Issuer has adopted the Policy, with effect from and after October 2, 2023, solely in respect of any “incentive-based compensation” (as defined in the Listing Rule) awarded by Subsidiary Issuer (“Subsidiary Issuer Incentive-Based Compensation”) to its “executive officers” (as defined in the Listing Rule), if any, that is “received” (as defined in the Listing Rule), on or after October 2, 2023; and
3.Recovery Under the Policy. In the event that Subsidiary Issuer is required to restate its financial statements due to material noncompliance of Subsidiary Issuer with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, Subsidiary Issuer shall reasonably promptly recover any Subsidiary Issuer Incentive-Based Compensation that is required to be recovered under the Listing Rule and the Policy.